Exhibit 99.2

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Zarlink Semiconductor Inc.

We have audited the accompanying consolidated financial statements of Zarlink Semiconductor Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as at March 25, 2011, and March 26, 2010, and the consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 25, 2011, March 26, 2010 and March 27, 2009, and a summary of significant accounting policies and other explanatory information. Our audits also included the financial statement schedule listed in the Index at Item 18 on Form 20-F.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements and financial statement schedule in accordance with accounting principles generally accepted in the United States of America, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Zarlink Semiconductor Inc. and subsidiaries as at March 25, 2011 and March 26, 2010 and the results of their operations and cash flows for each of the years in the three-year period ended March 25, 2011, March 26, 2010, and March 27, 2009 in accordance with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 25, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 3, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Ottawa, Canada
June 3, 2011

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Zarlink Semiconductor Inc.

We have audited the internal control over financial reporting of Zarlink Semiconductor Inc. and subsidiaries (the “Company”) as of March 25, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting listed in the index at Item 15 on Form 20-F. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 25, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule listed in the Index at Item 18 on Form 20-F as of and for the year ended March 25, 2011 of the Company and our report dated June 3, 2011 expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Ottawa, Canada
June 3, 2011

Zarlink Semiconductor Inc.

(Incorporated under the laws of Canada)

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share amounts, U.S. GAAP)

	March 25, 2011	March 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$128,197	$74,369
Restricted cash and cash equivalents	—	15,720
Trade accounts receivable – less allowance for doubtful accounts of $11 (March 26, 2010 – $12)	21,754	27,038
Other accounts receivable – less allowance for doubtful accounts of $Nil (March 26, 2010 – $Nil)	2,820	4,248
Inventories	23,840	26,225
Prepaid expenses and other	1,842	2,305
Current assets held for sale	—	750
Deferred income tax assets – current portion	1,930	2,000

	180,383	152,655
Fixed assets – net of accumulated depreciation of $27,790 (March 26, 2010 – $42,283)	8,036	10,992
Deferred income tax assets – long-term portion	36,818	7,584
Long-term investment	5,001	—
Intangible assets – net	34,549	41,871
Other assets	2,855	1,603

	$267,642	$214,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$15,286	$15,178
Employee-related payables	12,429	13,452
Income and other taxes payable	1,396	1,006
Current portion of provisions for exit activities	141	379
Other accrued liabilities	6,138	7,123
Deferred revenue	3,662	4,493
Deferred income tax liabilities – current portion	—	29

	39,052	41,660

Long-term debt – convertible debentures	72,473	68,900
Long-term portion of provisions for exit activities	85	246
Pension liabilities	381	16,636
Long-term accrued income taxes	2,034	2,208
Other long-term liabilities	1,413	569

	115,438	130,219

Redeemable preferred shares, unlimited shares authorized; non-voting; 966,600 shares issued and outstanding (2010 – 1,001,600 shares issued and 999,000 shares outstanding)	12,372	12,787

Guarantees, commitments and contingencies (Notes 19 , 20 and 21 )

Shareholders’ equity:
Common shares, unlimited shares authorized; no par value; 121,413,459 shares issued and 120,038,459 outstanding (2010 – 121,606,782 shares issued and 120,906,782 outstanding)	727,492	733,357
Treasury shares, at cost, 1,375,000 shares (2010 – 700,000 shares)	(2,783)	(1,289)
Additional paid-in capital	45,198	39,838
Deficit	(596,880)	(664,110)
Accumulated other comprehensive loss	(33,195)	(36,097)

	139,832	71,699

	$267,642	$214,705

/s/ Gary Tanner	/s/ Hubert T. Lacroix
(Gary Tanner)	(Hubert T. Lacroix)
President and Chief Executive Officer	Director

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements)

Zarlink Semiconductor Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands of U.S. dollars, except share amounts, U.S. GAAP)

	Common Shares
	Number (thousands)	Amount	Additional Paid-in Capital	Treasury Shares, at Cost	Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, March 28, 2008	127,346	$768,509	$5,104	$—	$(638,389)	$(35,781)	$99,443

Net loss	—	—	—	—	(29,544)	—	(29,544)
Currency translation adjustment gain on wind up of subsidiary	—	—	—	—	—	(234)	(234)
Foreign currency translation adjustment	—	—	—	—	—	(144)	(144)
Minimum pension liability	—	—	—	—	—	896	896

Comprehensive loss							(29,026)

Common share repurchase	(4,920)	(29,691)	26,984	—	—	—	(2,707)
Stock compensation expense	—	—	2,115	—	—	—	2,115
Preferred share dividends	—	—	—	—	(1,939)	—	(1,939)
Premiums on preferred share repurchases	—	—	(234)	—	—	—	(234)

Balance, March 27, 2009	122,426	$738,818	$33,969	$—	$(669,872)	$(35,263)	$67,652

Net income	—	—	—	—	7,654	—	7,654
Foreign currency translation adjustment	—	—	—	—	—	(38)	(38)
Minimum pension liability	—	—	—	—	—	(796)	(796)

Comprehensive income							6,820

Common share repurchase	(922)	(5,564)	4,760	—	—	—	(804)
Common share repurchase to be held as treasury shares	(700)	—	—	(1,289)	—	—	(1,289)
Issuance of common shares under share benefit plans	103	103	(28)	—	—	—	75
Stock compensation expense	—	—	1,389	—	—	—	1,389
Preferred share dividends	—	—	—	—	(1,892)	—	(1,892)
Premiums on preferred share repurchases	—	—	(252)	—	—	—	(252)

Balance, March 26, 2010	120,907	$733,357	$39,838	$(1,289)	$(664,110)	$(36,097)	$71,699

Net income	—	—	—	—	69,116	—	69,116
Foreign currency translation adjustment	—	—	—	—	—	28	28
Minimum pension liability	—	—	—	—	—	2,874	2,874

Comprehensive income							72,018

Common share repurchase	(1,242)	(7,481)	5,094	—	—	—	(2,387)
Common share repurchase to be held as treasury shares	(675)	—	—	(1,494)	—	—	(1,494)
Issuance of common shares under share benefit plans	1,048	1,616	(514)	—	—	—	1,102
Stock compensation expense	—	—	1,167	—	—	—	1,167
Preferred share dividends	—	—	—	—	(1,886)	—	(1,886)
Premiums on preferred share repurchases	—	—	(387)	—	—	—	(387)

Balance, March 25, 2011	120,038	$727,492	$45,198	$(2,783)	$(596,880)	$(33,195)	$139,832

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements)

Zarlink Semiconductor Inc.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands of U.S. dollars, except per share amounts, U.S. GAAP)

	Years Ended
	March 25, 2011	March 26, 2010	March 27, 2009
Revenue	$230,223	$204,616	$204,465
Cost of revenue	111,806	99,476	105,924

Gross margin	118,417	105,140	98,541

Expenses:
Research and development	42,149	37,795	41,002
Selling and administrative	42,915	40,570	47,661
Amortization of intangible assets	6,943	6,943	6,941
Loss on pension settlement	1,880	—	—
Contract impairment and other	—	715	272
Impairment (recovery) of current asset	(282)	(1,052)	3,000
Impairment of asset held for sale	—	1,185	1,200
Goodwill impairment	—	—	43,040
Gain on sale of business	—	—	(1,000)
Gain on sale of assets	(14,083)	—	(936)

	79,522	86,156	141,180

Operating income (loss)	38,895	18,984	(42,639)
Gain (loss) on repurchase of convertible debentures	—	(316)	3,593
Amortization of debt issue costs	(641)	(641)	(689)
Interest income	379	184	1,184
Interest expense	(4,146)	(3,867)	(4,145)
Foreign exchange gain (loss)	(1,472)	(10,843)	14,028

Income (loss) from continuing operations before income taxes	33,015	3,501	(28,668)
Income tax recovery	30,233	4,063	903

Income (loss) from continuing operations	63,248	7,564	(27,765)
Discontinued operations, net of tax	5,868	90	(1,779)

Net income (loss)	$69,116	$7,654	$(29,544)

Net income (loss) attributable to common shareholders after preferred share dividends and premiums on preferred share repurchases	$66,843	$5,510	$(31,717)

Income (loss) per common share from continuing operations:
Basic	$0.50	$0.04	$(0.24)

Diluted	$0.42	$0.04	$(0.24)

Income (loss) per common share from discontinued operations:	$0.05	$0.00	$(0.01)

Basic	$0.04	$0.00	$(0.01)

Diluted

Net income (loss) per common share:
Basic	$0.55	$0.05	$(0.25)

Diluted	$0.46	$0.04	$(0.25)

Weighted average number of common shares outstanding (thousands):
Basic	120,783	122,163	124,798

Diluted	152,713	123,444	124,798

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements)

Zarlink Semiconductor Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars, U.S. GAAP)

	Years Ended
	March 25, 2011	March 26, 2010	March 27, 2009
CASH PROVIDED BY (USED IN)
Operating activities:
Net income (loss)	$69,116	$7,654	$(29,544)
Depreciation of fixed assets	3,004	3,780	4,706
Amortization of other assets	7,584	7,875	8,073
Stock compensation expense	2,021	1,586	2,115
Deferred income taxes	(29,193)	(3,811)	2,813
Other non-cash changes in operating activities	(17,127)	12,508	(12,808)
Payment on settlement of pension	(14,586)	—	—
Goodwill impairment	—	—	46,887
Decrease (increase) in working capital:
Trade accounts and other receivables	7,297	(2,482)	3,712
Inventories	(590)	1,596	992
Prepaid expenses and other	370	376	3,380
Payables and other accrued liabilities	(3,192)	3,188	(15,153)
Deferred revenue	(831)	3,632	292

Total	23,873	35,902	15,465

Investing activities:
Purchase of long-term investment	(5,001)	—	—
Expenditures for fixed assets	(4,032)	(2,265)	(3,594)
Decrease (increase) in restricted cash and cash equivalents	14,723	(930)	(517)
Proceeds from sale of fixed assets - net	14,243	15	984
Proceeds from sale of business - net	13,509	—	1,000
Matured short-term investments	—	—	240

Total	33,442	(3,180)	(1,887)

Financing activities:
Repurchase of convertible debentures	—	(13)	(2,594)
Payment of dividends on preferred shares	(1,869)	(1,417)	(1,939)
Repurchase of preferred shares	(802)	(1,023)	(1,386)
Repurchase of common shares	(2,387)	(804)	(2,707)
Repurchase of treasury shares	(1,494)	(1,289)	—
Exercise of stock options	1,102	75	—

Total	(5,450)	(4,471)	(8,626)

Effect of currency translation on cash	1,963	1,112	(2,307)

Increase in cash and cash equivalents	53,828	29,363	2,645
Cash and cash equivalents, beginning of year	74,369	45,006	42,361

Cash and cash equivalents, end of year	$128,197	$74,369	$45,006

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements)

ZARLINK SEMICONDUCTOR INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, U.S. GAAP)

1.	NATURE OF OPERATIONS

Zarlink is an international semiconductor product supplier. The Company’s principal business activities comprise the design, manufacture and distribution of microelectronic components for the communications and medical industries. The principal markets for the Company’s products are the Asia Pacific region, Europe and the United States.

2.	ACCOUNTING POLICIES

These consolidated financial statements have been prepared by management in accordance with U.S. GAAP.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Areas where management uses subjective judgment include, but are not limited to, business combinations, revenue, inventory valuation and cost, impairment of goodwill and other long-lived assets, impairment of long-term investment, restructuring charges, deferred income taxes, pension liabilities, stock based compensation, depreciation and amortization, warranties, allowance for doubtful accounts and commitments and contingencies.

Actual results could differ from those estimates and such differences may be material.

(A)	FISCAL YEAR END

The Company’s Fiscal Year end is the last Friday in March. For Fiscal 2011, the Company’s year-end was March 25, 2011, reflecting a fifty-two week year with four thirteen-week quarters. For Fiscal 2010, the Company’s year-end was March 26, 2010, reflecting a fifty-two week year with four thirteen-week quarters. For Fiscal 2009, the year-end was March 27, 2009, resulting in a fifty-two week year with four thirteen-week quarters.

(B)	BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiary companies. All significant inter-company balances and transactions have been eliminated on consolidation.

(C)	SEGMENT REPORTING

Operating segments are components of a company, which engage in business activities, whose results are regularly reviewed by management, for which separate financial information is produced for internal reporting purposes. In all periods presented, the Company operated in one reportable segment: semiconductor products. Within the one reportable segment, the Company operated three operating segments: Communication Products, Medical Products, and Custom and Other. Starting in Fiscal 2012, Custom and Other will no longer be an operating segment as it will not be monitored or reviewed by the Company’s Chief Operating Decision Maker.

Prior to May 14, 2010, the Company also operated the Optical Products segment. During Fiscal 2011, the Company completed the sale of the business, and substantially all of the assets comprising the Optical Products segment. In accordance with the Presentation of Financial Statements – Discontinued Operations Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), the Company reclassified the results of operations of the Optical Products group to discontinued operations in the Consolidated Statements of Income (Loss) for all periods presented.

(D)	CASH AND CASH EQUIVALENTS

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash equivalents approximates the amounts shown in the financial statements.

(E)	RESTRICTED CASH AND CASH EQUIVALENTS

Restricted cash and cash equivalents consist of cash and cash equivalents used as security pledges against liabilities or other forms of credit.

(F)	INVENTORIES

Inventories are valued at the lower of an adjusted standard basis, which approximates average cost, or net realizable value for work-in-process and finished goods. Raw material inventories are valued at the lower of an adjusted standard basis, which approximates average cost, or replacement cost. The cost of inventories includes material, labor and manufacturing overhead. Inventory value is also assessed for any obsolescence based upon an estimated demand, which generally is twelve months or less.

(G)	FIXED AND ACQUIRED INTANGIBLE ASSETS

Fixed assets are initially recorded at cost, net of related research and development and other government assistance. Acquired intangible assets are initially identified and valued on acquisition at fair value, which is equivalent to cost. Management assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets or the asset groups may not be recoverable. In assessing the impairment, the Company compares projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful life against their carrying amounts. If projected undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values based on expected discounted cash flows. Changes in the estimates and assumptions used in assessing projected cash flows could materially affect the results of management’s evaluation.

Depreciation and amortization is provided on the basis and at the rates set out below:

Assets	Basis	Rate
Buildings	Straight-line	2 – 4%
Equipment	Straight-line	10 – 50%
Leasehold improvements	Straight-line	lease term
Acquired intangibles	Straight-line	10 – 33.3%

(H)	LONG-TERM INVESTMENT

The Company has an investment in a non-publicly traded company in which it has less than 20% of the voting rights and in which it does not exercise significant influence. This investment is accounted for following the cost method, as the fair value is not readily determinable. The Company evaluates its investment in a non-publicly traded company for impairment. In making this assessment, the Company considers the investee’s cash position, projected cash flows (both short and long-term), financing needs, most recent valuation data, the current investing environment, management/ownership changes, and competition. This evaluation process is based on information the Company requests from this privately held company. This information is not subject to the same disclosure and audit requirements as the reports required of Canadian and U.S. public companies, and as such, the reliability and accuracy of the data may vary.

(I)	GOODWILL

Goodwill is recorded as the excess of the purchase price of acquisitions over the fair value of the net identifiable assets acquired. Goodwill is not amortized, but is assessed for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. Goodwill is assessed for impairment at the reporting unit level. The Company performs its annual goodwill impairment test at the reporting unit level, in accordance with guidance, at the end of the fourth quarter of each Fiscal Year.

(J)	FOREIGN CURRENCY TRANSLATION

The Company adopted the U.S. dollar as its functional currency on March 29, 2003. Accordingly the carrying value of monetary balances denominated in currencies other than U.S. dollars have been re-measured at the balance sheet date rates of exchange. The gains or losses resulting from the re-measurement of these amounts have been reflected in earnings in the respective periods. Non-monetary items and any related depreciation and amortization of such items have been measured at the rates of exchange in effect when the assets were acquired or obligations incurred. All other income and expense items have been translated at the average rates prevailing during the period the transactions occurred.

Prior to March 29, 2003, the financial statements of the foreign subsidiaries were measured using the local currency as the functional currency. Translation gains and losses were recorded in the cumulative translation account within accumulated other comprehensive loss included in Shareholders’ Equity. The balances included in the cumulative translation account on transition will remain until either the sale or dissolution of these subsidiaries.

In Fiscal 2008 the Company acquired certain foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, the financial statements of these subsidiaries are measured using the local currency and translated using the period-end balance sheet rate and the average rate for the Consolidated Statement of Income (Loss). Any translation gains and losses are recorded in the cumulative translation account within accumulated other comprehensive loss included in Shareholders’ Equity using the period-end balance sheet rate.

(K)	DERIVATIVE FINANCIAL INSTRUMENTS

The Company operates globally and, therefore, incurs expenses in currencies other than its U.S. dollar functional currency. The Company utilizes certain derivative financial instruments, including forward and option contracts, to enhance its ability to manage foreign currency exchange rate risk that exists as part of its ongoing operations. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The Company does not use derivative contracts for speculative purposes.

In accordance with the Derivatives and Hedging Topic of the FASB ASC, all derivative instruments are carried on the Company’s Consolidated Balance Sheets at fair value, and are reflected in prepaid expenses or other accrued liabilities. The Company primarily designates derivatives as cash flow hedges. When the derivative is designated as a cash flow hedge, the effective portions of changes in fair value of the derivative are recorded in Other Comprehensive Income (“OCI”) and are recognized in net income (loss) against the hedged item when that hedged item affects net income (loss). The gains and losses associated with ineffective portions of the derivative, as well as any derivatives not designated as part of a hedging relationship, or terminated hedges, are recognized in net income (loss) immediately within the foreign exchange line item of the Consolidated Statement of Income (Loss).

(L)	COMPREHENSIVE INCOME

The Company records the impact of unrealized net derivative gains or losses on cash flow hedges, changes in foreign exchange related to subsidiaries with a functional currency other than the U.S. dollar and changes in minimum pension liabilities, as components of comprehensive income, in accordance with the Comprehensive Income and Retirement Benefits Topics of the FASB ASC.

(M)	REVENUE RECOGNITION

The Company recognizes revenue from the sale of semiconductor products, which are primarily specialized products that are proprietary in design and used by multiple customers. Customer acceptance provisions for performance requirements are generally based on seller-specified criteria, and are demonstrated prior to shipment.

The Company generates revenue through direct sales and sales to distributors. In accordance with guidance contained in the Revenue Recognition Topic of the FASB ASC, the Company recognizes product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) transfer of title has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the resulting receivable is reasonably assured.

In addition, the Company has agreements with its distributors that cover three sales programs, specifically:

•	ship and debit claims, which provide for pricing adjustments based upon distributor resale;

•	stock rotation claims, which provide for certain stock return rights earned against sales; and

•	sales rebates, which provide for refunds on certain products purchased.

The Company accrues for these programs as a reduction of revenue at the time of shipment, based on historical sales returns, analysis of credit memo data, and other factors known at the time. Distributor sales are recognized as revenue at the time of shipment in accordance with guidance in the Revenue Recognition Topic of the FASB ASC, because of the following:

i)	The Company’s price to the buyer is fixed or determinable at the date of sale;

ii)	The distributor is obligated to pay the Company, and the obligation is not contingent on resale of the product;

iii)	The distributor’s obligation to the Company would not be changed in the event of theft or physical destruction or damage of the product;

iv)	The distributor has economic substance apart from that provided by the Company;

v)	The Company does not have significant obligations for future performance to directly bring about resale of the product by the distributor; and

vi)	The amount of future returns can be reasonably estimated.

The Company records all revenue net of all sales and related taxes, in accordance with guidance in the Revenue Recognition Topic of the FASB ASC.

The Company also has arrangements with certain customers where cash is received by the Company prior to the delivery of products to the customer. Accordingly, the Company defers revenue and cost of revenue until delivery has occurred. The amounts relating to cash received prior to the criteria for revenue recognition being met are recorded in the deferred revenue liability on the Company’s Consolidated Balance Sheet.

(N)	INCOME TAXES

Income taxes are accounted for using the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes that are more likely than not to be realized. Deferred income tax assets and liabilities are measured using enacted tax rates that apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized only to the extent, in the opinion of management, it is more likely than not that the deferred income tax assets will be realized in the future. The Company records certain tax liabilities or benefits based on guidance included in the Income Taxes Topic of the FASB ASC. This guidance requires companies to determine the likely outcome of uncertain tax positions (“UTPs”) and record this amount as an expense or recovery during the year in which UTPs are identified. It also requires companies to identify specifically where interest and penalties associated with these UTPs are recorded. Consistent with prior years, interest and penalties associated with UTPs taken by the Company are charged to income tax expense.

Management periodically reviews the Company’s provision for income taxes and valuation allowance to determine whether the overall tax estimates are reasonable. When management performs its quarterly assessments of the provision and valuation allowance, it may be determined that an adjustment is required. This adjustment may have a material impact on the Company’s financial position and results of operations.

(O)	RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to earnings in the periods in which they are incurred. Government assistance and non-recurring engineering reimbursements are reflected as a reduction of research and development costs in the period that the expenses were incurred or the milestones were met. Related investment tax credits are deducted from income tax expense.

(P)	GOVERNMENT ASSISTANCE

The Company accounts for government grants by recognizing the benefit as a reduction in the related expense or cost of the fixed asset in the period incurred when there is reasonable assurance that the grant will be received.

(Q)	STOCK-BASED COMPENSATION

The Stock Compensation Topic of the FASB ASC requires that stock-based awards to employees be recorded at fair value. The estimated fair value of awards is amortized to expense over the requisite service period of the awards on a straight-line basis.

The fair value of the Company’s stock option awards to employees was estimated using the Black-Scholes-Merton option pricing model. This model considers, among other factors, share prices, option prices, share price volatility, the risk-free interest rate, dividends, and expected option lives. In addition, the Topic requires that the Company estimate the number of stock options which will be forfeited. Expected share price volatility is estimated using historical data on volatility of the Company’s stock. Expected option lives and forfeiture rates are estimated using historical data on employee exercise patterns. The risk-free interest rate is based on the yield of government bonds at the time of calculating the expense and for the period of the expected option life. When options are exercised the Company issues new shares.

In accordance with the Stock Compensation Topic of the FASB ASC, for stock-based awards that are cash-settled and classified as liabilities, stock-based compensation cost is re-measured at each reporting date until the date of settlement. The fair value of units awarded is calculated based on the market price of our common shares on the date of grant, and is re-measured at each reporting date using the closing price on the TSX until the date of settlement. Deferred compensation liabilities are reflected in other accrued liabilities and other long-term liabilities on the Company’s Consolidated Balance Sheet.

Stock compensation expense has also been recorded in circumstances where the terms of a previously fixed stock option were modified. Previous stock option modifications have included the extension of option lives for terminated employees and changes in vesting periods. The estimated fair value of the options is amortized to expense over the requisite service period of the awards.

(R)	DEBT ISSUE COSTS

The costs related to the issuance of debt are capitalized and amortized to expense using the straight-line method over the lives of the related debt. The straight-line method results in amortization that is not materially different from that calculated under the effective interest method. These costs are included in other assets on the Company’s Consolidated Balance Sheet.

(S)	EMPLOYEE FUTURE BENEFITS

Defined benefit pension expense, based on management’s assumptions, consists of actuarially computed costs of pension benefits in respect of the current year’s service, imputed interest on plan assets and pension obligations, and straight-line amortization of experience gains and losses, assumption changes, and plan amendments over the average remaining life expectancy of the employee group.

The costs of retirement benefits, other than pensions, and certain post-employment benefits are recognized over the period in which the employees render services in return for those benefits. Other post-employment benefits are recognized when the event triggering the obligation occurs.

(T)	RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2010, the FASB issued Accounting Standards Update (“ASU”), 2010-17, to provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. The amendments in this ASU will be effective prospectively for milestones achieved in Fiscal Years beginning on or after June 15, 2010. This Company is required to adopt this ASU in Fiscal 2012. The Company does not expect the adoption of this ASU will have a material impact on its consolidated financial statements.

In October 2009, the FASB issued ASU, 2009-14, to address concerns raised by constituents relating to the accounting for revenue arrangements that contain tangible products and software. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality will no longer be within the scope of guidance in the Software – Revenue Recognition Subtopic of the FASB ASC. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in Fiscal Years beginning on or after June 15, 2010. The Company is required to adopt this ASU in Fiscal 2012. The Company does not expect the adoption of this ASU will have a material impact on its consolidated financial statements.

In October 2009, the FASB issued ASU, 2009-13, to address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This ASU provides amendments to the criteria in the Revenue Recognition – Multiple-Element Arrangements Subtopic of the FASB ASC. As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing U.S. GAAP. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in Fiscal Years beginning on or after June 15, 2010. The Company is required to adopt this ASU in Fiscal 2012. The Company does not expect the adoption of this ASU will have a material impact on its consolidated financial statements.

3.	FINANCIAL INSTRUMENTS

(A)	FAIR VALUE MEASUREMENTS

The Company adopted the Fair Value Measurements and Disclosure Topic of the FASB ASC as of March 29, 2008. This Topic applies to certain assets and liabilities that are being measured and reported on a fair value basis. The Topic defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosure about fair value measurements. This enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The Topic requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Assets/Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value Measurement at Reporting Date (in thousands)
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
				Total Balance
March 25, 2011
Assets:
Restricted cash and cash equivalents	—	—	—	—

	$—	$—	$—	$—
March 26, 2010
Assets:
Restricted cash and cash equivalents	$15,720	—	—	$15,720

	$15,720	$—	$—	$15,720

The Company’s financial instruments include cash and cash equivalents, restricted cash and cash equivalents, trade and other accounts receivable, long-term note receivable, long-term investment, trade accounts payable, other accrued liabilities, foreign exchange forward and option contracts (“foreign exchange contracts”), redeemable preferred shares and convertible debentures. Due to the short-term maturity of cash and cash equivalents, restricted cash and cash equivalents, trade and other accounts receivable, trade accounts payable and other accrued liabilities, the carrying values of these instruments are reasonable estimates of their fair value. The fair value of the foreign exchange contracts reflects the estimated amount that the Company would receive or would have been required to pay if forced to settle all outstanding contracts at period-end. This fair value represents a point-in-time estimate that may not be relevant in predicting the Company’s future earnings or cash flows. The fair value of all the Company’s financial instruments approximates their carrying value with the exception of the long-term note receivable, long-term investment, convertible debentures, and redeemable preferred shares.

The long-term note receivable was issued to the Company on the sale of the Järfälla, Sweden campus (see Note 24 and Note 10 for additional disclosure). This term note is payable to the Company over 5 years in annual principal payments of $0.5 million (3.0 million Swedish krona) plus applicable interest. The note bears interest at 5% per year, which at the time of the sale was the market rate for similar instruments; therefore no premium or discount was required. The note is carried on the Consolidated Balance Sheet at face value of $2.4 million (15.0 million Swedish krona). The Company must evaluate the note for indicators of impairment on an ongoing basis. The term note is guaranteed by the buyer’s ultimate parent entity – Kvalitena AB. As at March 25, 2011, the Company is not aware of any indicators that could preclude it from collecting the contractual interest and principal payments as scheduled.

The Company’s financial assets also include a long-term investment in a non-publicly traded company. The Company carries the investment at cost of $5.0 million, as the fair value is not readily determinable. The Company considers net realizable value for its investment in a non-publicly traded company for purposes of determining asset impairment losses. See Note 7 for additional disclosure on this investment.

Assets/Liabilities Measured at Fair Value on a Nonrecurring Basis

	Fair Value Measurement at Reporting Date (in thousands)
	Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Gains
	(Level 1)	(Level 2)	(Level 3)	(Losses)
March 25, 2011
Assets:
Current assets held for sale	—	—	—	—

	$—	$—	$—	$—
March 26, 2010
Assets:
Current assets held for sale	—	—	$750	$(1,185)

	$—	$—	$750	$(1,185)

Assets held for sale with a carrying amount of $0.8 million were sold in Fiscal 2011. See also Note 8 for further discussion.

Fair value of financial instruments not accounted for at fair value but that are traded in active markets are as follows (in thousands):

	Carrying Value	Fair Value
March 25, 2011
Convertible debentures	$72,473	$76,821
Redeemable preferred shares	$12,372	$25,999
March 26, 2010
Convertible debentures	$68,900	$68,893
Redeemable preferred shares	$12,787	$23,506

See also Note 12 and Note 16 for additional disclosure on these balance sheet items.

(B)	DERIVATIVE FINANCIAL INSTRUMENTS

The Company operates globally and, therefore, is subject to the risk that earnings and cash flows may be adversely impacted by fluctuations in foreign exchange. The Company uses forward and option contracts to manage foreign exchange risk. Forward and option contracts may be designated as hedging instruments for firmly committed or forecasted payroll and purchases that are expected to occur in less than one year.

The notional amounts for forward and option contracts represent the U.S. dollar equivalent of an amount exchanged. Options are marked to market at the end of each reporting period based on the prevailing balance sheet exchange rate. During both Fiscal 2011 and Fiscal 2010, the Company did not enter into any forward or option contracts. At March 25, 2011, the Company had $Nil options outstanding (2010 - $Nil).

(C)	CREDIT RISK

The Company’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, short-term investments, restricted cash and cash equivalents, accounts receivable and derivative contracts. Cash and cash equivalents, short-term investments and restricted cash and cash equivalents are invested in government and commercial paper with investment grade credit rating.

The portion of accounts receivable from customers that account for greater than 10% of the Company’s accounts receivable is as follows:

	2011	2010
Customer 1	23%	26%
Customer 2	10%	10%
Customer 3	10%	*

*	Less than 10% of accounts receivable

The Company believes that the concentration of credit risk resulting from accounts receivables owing from these major customers are substantially mitigated by the Company’s credit evaluation process, relatively short collection periods, and the global orientation of the Company’s sales. The Company also takes out credit insurance for certain customer balances to help mitigate credit risk.

(D)	INTEREST RATE RISK

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and current liabilities. Additionally, the convertible debentures bear a fixed 6% interest rate for the life of the debt; therefore, the Company is not exposed to any interest rate risk on this debt.

(E)	UNUSED BANK LINES OF CREDIT

The Company has a credit facility of $1.7 million (U.S. $Nil and Cdn $1.7 million), available for letters of credit. At March 25, 2011, $0.7 million (2010 - $0.5 million) in letters of credit were outstanding against this credit facility. Accordingly, the Company had an unused facility of $1.0 million (2010 - $1.0 million) available for letters of credit. As at March 25, 2011, cash and cash equivalents of $0.7 million (2010 - $0.5 million) were hypothecated under the Company’s revolving global credit facility to cover certain outstanding letters of credit.

4.	CASH, CASH EQUIVALENTS AND RESTRICTED CASH

As at March 26, 2010, the Company had $15.7 million (114.0 million Swedish krona) recorded as restricted cash which was pledged as security toward the Company’s Swedish pension liability. During Fiscal 2011 the Company settled the Swedish pension plan and used the restricted cash to fund the settlement. See Note 14 of these financial statements for discussion of the settlement of the Swedish pension liability.

5.	INVENTORIES

Inventories (net of obsolescence provisions of $6.9 million and $8.5 million at March 25, 2011 and March 26, 2010, respectively) consist of the following (in thousands):

	2011	2010
Raw materials	$1,073	$3,246
Work-in-process	15,774	15,782
Finished goods	6,993	7,197

	$23,840	$26,225

6.	FIXED ASSETS

(in thousands)	2011	2010
Cost:
Land	$—	$487
Buildings	—	9,049
Leasehold improvements	4,618	4,259
Equipment	30,981	39,223
Assets under construction	227	257

	35,826	53,275

Less accumulated depreciation:
Buildings	—	7,923
Leasehold improvements	3,665	3,448
Equipment	24,125	30,912
	27,790	42,283

	$8,036	$10,992

7.	LONG-TERM INVESTMENT

During Fiscal 2011, the Company made an equity investment of $5.0 million in voting and non-voting preferred shares as well as warrants of Multigig, Inc. (“Multigig”) a U.S. private fabless semiconductor company that provides advanced clock generation and timing products for the wired and wireless communications markets. The Company controls approximately 17% of the voting shares of Multigig on a diluted basis. The Company accounts for this investment at cost as Multigig shares are not traded publicly and it is not practicable to estimate the fair value of the investment.

The Company must evaluate its investment in Multigig for impairment. In making this judgment, the Company considers the investee’s cash position, projected cash flows (both short and long-term), financing needs, most recent valuation data, the current investing environment, management/ownership changes, and competition. This evaluation process is based on information that the Company requests from this privately held company. This information is not subject to the same disclosure and audit requirements as the reports required of Canadian and U.S. public companies, and as such, the reliability and accuracy of the data may vary. Based on this evaluation, as at March 25, 2011, the Company is not aware of any events or changes in circumstances which indicate that the carrying value of the investment should be impaired.

The long-term investment at March 25, 2011 and March 26, 2010, consisted of the following (in thousands):

	2011	2010
Equity investment in Multigig, Inc.	$5,001	$—

	$5,001	$—

In addition to the investment, the Company also entered into agreements with Multigig which provide Zarlink with rights to sell certain technology developed by Multigig, and require the Company to invest in some of its R&D initiatives.

8.	ASSETS HELD FOR SALE

(in thousands)	2011	2010
Fixed assets	$—	$750

	$—	$750

During Fiscal 2006, the Company sold the assets of its RF (radio frequency) Front-End Consumer Business. Following this sale, the Company undertook actions to consolidate its office facilities in the U.K. In Fiscal 2007, certain of the land and buildings in the Company’s U.K. facilities met the criteria to be classified as assets held for sale pursuant to guidance in the Property, Plant and Equipment Topic of the FASB ASC. As a result of the economic slowdown and weakening real estate markets in the U.K., the Company determined that the fair value of the asset no longer exceeded the carrying value of the assets; therefore, the Company recognized an impairment of $1.2 million on this asset in Fiscal 2009. Due to continued deterioration in real estate markets in the U.K., as well as weakness in the British pound, the Company determined that there was a further impairment on the asset of $1.2 million in Fiscal 2010.

During Fiscal 2011, the Company completed the sale of the asset for $0.7 million. The associated loss of $32,000 was included in Selling and Administrative expenses.

9.	GOODWILL AND OTHER INTANGIBLE ASSETS

The Company acquired the optical in/out (“I/O”) business of Primarion Inc. (“Primarion”) in Fiscal 2007 and the shares of Legerity Holdings Inc. (“Legerity”) in Fiscal 2008. During Fiscal 2011, the Company sold all intangible assets originally acquired from Primarion. See Note 26 for a discussion of this sale. The intangible asset values related to these acquisitions are as follows (in thousands):

	March 25, 2011			March 26, 2010
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Proprietary technology	$37,680	$(17,270)	$20,410	$38,280	$(13,141)	$25,139
Customer relationships	22,325	(8,186)	14,139	23,115	(6,383)	16,732
Non-competition agreements	—	—	—	520	(520)	—

Total	$60,005	$(25,456)	$34,549	$61,915	$(20,044)	$41,871

Total amortization of intangibles expense in the twelve months ended March 25, 2011 was $6.9 million, in line with $6.9 million for the same period in Fiscal 2010.

Assuming no subsequent impairment of the underlying assets, the estimated future amortization expense related to these intangible assets is expected to be as follows: 2012 - $6.9 million; 2013 - $6.9 million; 2014 - $6.9 million; 2015 - $6.9 million; 2016 - $3.8 million; thereafter - $3.0 million.

The acquired intangible assets are being amortized straight-line over their weighted average useful lives as follows:

Proprietary technology	8 years
Customer relationships	10 years
Total (weighted-average life)	8.7 years

During Fiscal 2009, the Company recorded a goodwill impairment charge of $43.0 million. As at March 25, 2011, the Company had goodwill of $Nil (2010 - $Nil).

Goodwill was assigned to the Communication Products reporting unit on the Legerity acquisition. The Company’s reporting units, which are one level below the single reportable segment, are identified based upon the availability of discrete financial information and senior management’s regular review of these units. Goodwill is assessed annually at the reporting unit level or more frequently if circumstances indicate that goodwill might be impaired. The goodwill impairment test is a two-step process. In the first step, the Company compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss. In the second step, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.

In accordance with Company policy, the goodwill assigned to the Communication Products reporting unit was tested for impairment in the fourth quarter of Fiscal 2009. The Company used a discounted cash flow model to determine the fair value of its reporting unit. Due to the economic downturn and its impact on consumer and enterprise spending, revenues declined in the Fiscal 2009 third and fourth quarters for the Communication Products reporting unit by 15% in the third quarter from the second quarter of Fiscal 2009, and by a further 18% decline in the fourth quarter. Based on these trends, forecasted cash flows were reduced for the Communication Products reporting unit.

Also, as a result of the economic downturn and market conditions, the Company’s share price and market capitalization dropped. The decrease in share price and market capitalization implied an increased cost of equity, which contributed to the Company using a higher discount rate to determine the present value of forecasted cash flows for the Communication Products reporting unit.

As a result of the declines in forecasted cash flows, as well as the higher discount rate used in the discounted cash flow model, a goodwill impairment charge of $43.0 million was recorded in Fiscal 2009.

The Company’s goodwill has a tax value of $50.5 million relating to the Legerity acquisition that is expected to be deductible for tax purposes.

10.	OTHER ASSETS

Other assets consist of the following (in thousands):

	2011	2010
Capitalized debt issue cost - net	$962	$1,603
Long-term portion of note receivable	1,889	—
Other	4	—

	$2,855	$1,603

The Company incurred approximately $3.7 million in transactions costs relating to the issuance of convertible debentures in Fiscal 2008. These costs have been capitalized and are being amortized over five years, which is the term of the convertible debentures.

The five year long-term note was issued to the Company on the sale of the Järfälla, Sweden campus. The note is carried on the Consolidated Balance Sheet at face value of $2.4 million (15.0 million Swedish krona). The long-term portion of $1.9 million (12.0 million Swedish krona) is included in other assets. The short-term portion of $0.5 million (3.0 million Swedish krona) is included in other accounts receivable. For additional information on the note receivable, see Notes 3(A) and 25.

11.	PROVISIONS FOR EXIT ACTIVITIES

The Company has implemented the following restructuring activities in recent years:

Fourth Quarter Fiscal 2009 Restructuring Plan

In connection with the activities related to this plan, since initiation, a total of $4.5 million has been incurred by the Company to March 25, 2011. The total provision remaining under this plan is $0.2 million as at March 25, 2011.

Workforce Reductions

During the fourth quarter of Fiscal 2009, as a result of the economic slowdown, the Company announced planned restructuring actions to help maintain profitability by reducing its workforce by six to eight percent. During Fiscal 2009, the Company recorded charges of $4.3 million for the expected reduction in headcount, which included $2.9 million in selling and administration, $1.3 million in research and development, and $0.1 million in cost of revenue. During the fourth quarter of Fiscal 2009 headcount was reduced by 33 employees.

In connection with this plan, during Fiscal 2010, the Company recorded a recovery of $0.5 million of previously recorded provision related to this plan, due primarily to the settlement of severance claims by former employees in foreign locations. This amount was recorded in selling and administrative expenses.

In Fiscal 2011, the Company made final cash payments of $0.1 million in relation to the workforce reduction activities under this plan. There is no remaining severance provision related to this plan at March 25, 2011, with no additional severance expenses relating to this plan expected in future periods.

Lease and Contract Settlement

As part of the planned restructuring actions announced in the fourth quarter of Fiscal 2009, during Fiscal 2010, the Company incurred an additional $0.7 million in costs relating to idle space under lease contract, primarily due to workforce reductions in its Austin, Texas facility. This amount was recorded in contract impairment and other.

As at March 25, 2011, there remains $0.2 million provision for lease and contract settlement related to the restructuring plan announced during the fourth quarter of Fiscal 2009. This will be paid over the lease terms, unless settled earlier.

Legerity Integration Restructuring Plan

In connection with the activities related to this plan, since initiation, a total of $12.0 million has been incurred by the Company to March 25, 2011. The total provision remaining under this plan is $Nil as at March 25, 2011.

Workforce Reductions

In Fiscal 2008, as a result of the Legerity acquisition during Fiscal 2008, the Company commenced an integration plan between the two companies. This integration initiated a workforce reduction, which consisted of reducing the Company’s headcount by 93 employees during the year. In Fiscal 2008, these actions resulted in severance costs of $6.0 million, which included $4.3 million in selling and administration, $0.8 million in research and development and $0.9 million in cost of revenue. Additionally, the Company ceased manufacturing of certain of its legacy hybrid products in its Caldicot facility. This action resulted in a workforce reduction of 24 employees and severance costs of $0.9 million, which were included in cost of revenue in Fiscal 2008.

In Fiscal 2009, additional severance cost of $1.4 million was recorded in relation to the Legerity integration plan.

In Fiscal 2010, the Company finalized the integration plan of Legerity. There is no remaining severance provision related to this plan as at March 25, 2011, with no additional severance expenses expected under this plan in future periods.

Lease and Contract Settlement

In Fiscal 2008, as a result of the acquisition of Legerity contract impairment costs of $3.7 million were recorded. The impaired contracts were for software design tools, which were used in both the Zarlink and Legerity businesses. There is no remaining lease and contract settlement provision related to this plan as at March 25, 2011.

Other Restructuring Plans: Fiscal 2002-Fiscal 2008

Lease and Contract Settlement

In Fiscal 2008, the Company incurred costs related to idle space under lease contract of $0.4 million, related primarily to workforce reductions in its Caldicot facility. This amount was recorded in contract impairment and other.

In Fiscal 2009, the Company accrued an additional $0.3 million to idle space under lease contract due to a reassessment of contracts as well as a tenant departure. This amount was recorded in contract impairment and other.

As at March 25, 2011, there remains $0.1 million lease and contract settlement provision related to restructuring plans implemented from Fiscal 2002 to 2008. This will be paid over the lease terms, unless settled earlier.

Restructuring Provisions Continuity

The following table summarizes the continuity of these restructuring provisions for the three years ended March 25, 2011 (in thousands):

	Workforce Reduction	Lease and contract settlement	Total
Balance, March 28, 2008	1,622	2,295	3,917

Charges	5,816	297	6,113
Cash draw-downs	(4,056)	(1,846)	(5,902)
Reversals	(92)	(44)	(136)
Non-cash draw-downs	(147)	—	(147)

Balance, March 27, 2009	3,143	702	3,845

Charges	208	809	1,017
Cash draw-downs	(2,656)	(797)	(3,453)
Reversals	(723)	(94)	(817)
Non-cash draw-downs	107	(74)	33

Balance, March 26, 2010	79	546	625

Charges	—	—	—
Cash draw-downs	(75)	(325)	(400)
Reversals	(4)	—	(4)
Non-cash draw-downs	—	5	5

Balance, March 25, 2011	—	226	226
Less: Long-term portion	—	(85)	(85)

Current portion of provisions for exit activities as at March 25, 2011	$—	$141	$141

12.	LONG-TERM DEBT – CONVERTIBLE DEBENTURE

The Company has unsecured, subordinated convertible debentures with a carrying amount of $72.5 million (Cdn $70.9 million), maturing on September 30, 2012, bearing interest at 6.0% per annum and paid semi-annually. The Company may, at its option, elect to satisfy its obligation to pay the principal or interest amount of the convertible debentures, in whole or part, by the issuance of freely tradable common shares of the Company. See also Note 3 for fair value disclosure.

If the Company elected to satisfy its obligation for principal on the convertible debentures by issuing shares, the number of common shares to be issued would be determined by multiplying the aggregate redemption price by 95% of the then current market price of the Company’s common shares.

The Company may elect to satisfy its obligation for interest on the convertible debenture by issuing shares. Such election would require customary regulatory approval prior to issuance of the shares. The number of shares to be issued would be the amount sufficient to be sold in the market to satisfy the interest payable.

The Company may not redeem the convertible debentures prior to September 30, 2011. Between October 1, 2011 and September 30, 2012, upon not less than 30 days written notice, the Company may elect to call the convertible debentures, in whole, or in part, from time to time, for payment in cash if the current market price of the common shares is greater than $3.13 (Cdn $3.06). The current market price is measured as the volume weighted average trading price on the Toronto Stock Exchange for the 20 consecutive trading days ending on the third business day preceding the date of which notice is given.

The convertible debentures are convertible under certain conditions, at the option of the holder, into a maximum of 28.9 million common shares at a conversion price of $2.51 (Cdn $2.45) per share.

As a result of the convertible debentures being denominated in Canadian dollars, while the Company’s functional currency is the U.S. dollar, the Company is required to revalue the convertible debentures into U.S. dollars at the period-end exchange rate. As a result of this revaluation, the Company incurs non-cash foreign currency gains or losses.

The Company did not repurchase convertible debentures in Fiscal 2011.

In Fiscal 2010, the Company completed a formal issuer bid, resulting in the repurchase of $18,000 (Cdn $21,000) principal amount of the convertible debentures for a total of $13,000 (Cdn $15,000). The Company expensed $0.3 million of costs related to the formal issuer bid, resulting in a loss on repurchase of $0.3 million in the second quarter of Fiscal 2010.

In Fiscal 2009, the Company repurchased and cancelled $6.5 million (Cdn $7.9 million) principal amount of the convertible debentures for a total of $2.6 million (Cdn $3.2 million) and expensed $0.3 million of related unamortized debt issue and transaction costs, resulting in a net gain of $3.6 million.

13.	GOVERNMENT ASSISTANCE

The Company accounts for government grants by recognizing the benefit as a reduction in the related expense in the period incurred when there is reasonable assurance that the grant will be received.

During Fiscal 2007, the Company entered into an agreement with the Government of Canada through Technology Partnerships Canada (“TPC”), intended to provide partial funding for one of the Company’s research and development projects. This agreement has provided funding for reimbursement of up to $6.7 million (Cdn $7.2 million) of eligible expenditures. To date, the Company has recognized reimbursement of expenses under this agreement totaling $6.7 million and, therefore, will not be recognizing further reimbursements under this agreement in future periods. During Fiscal 2011, the Company’s research and development expenses were reduced by $Nil related to this agreement. During Fiscal 2010, the Company’s research and development expenses were reduced by $0.7 million related to this agreement. These were the final reimbursements under the TPC agreement. During Fiscal 2009, the Company’s research and development expenses were reduced by $1.8 million related to this agreement. The TPC grant is repayable in the form of royalties of 2.61% on certain of the Company’s revenues. Royalties are owing for the period from Fiscal 2007 to Fiscal 2016. If at the end of Fiscal 2016, the royalties meet or exceed $14.5 million (Cdn $14.2 million), the royalty period ceases. Otherwise, the royalty period will continue until cumulative royalties paid equal $14.5 million (Cdn $14.2 million) or until the end of Fiscal 2019, whichever is earlier. Royalty expense will be accrued in the period in which the related sales are recognized. As at March 25, 2011, accrued royalties related to this agreement were $0.6 million (March 26, 2010 - $0.5 million).

As part of the Company’s research and development activities in the U.K. and Europe, the Company enters into research grant agreements with the U.K. government and the European Union. The agreements in place in Fiscal 2011 are for periods between two to four years in length and have a combined total allowable claim of $0.8 million. During Fiscal 2011, the Company’s research and development expenses were reduced by $0.2 million related to these agreements. This compares to $0.5 million in Fiscal 2010.

14.	PENSION PLANS

As at March 25, 2011, the Company sponsors a number of Canadian, U.S. and foreign pension plans to provide retirement benefits for its employees. The majority of these plans are defined contribution plans, although the Company does participate in a defined benefit plan and multiemployer plans for certain employee groups.

Sweden

Prior to June 1, 2010, the Company had a defined benefit plan in Sweden. The plan covered employees over the age of twenty-eight in Sweden and provided pension benefits based on length of service and final pensionable earnings. During Fiscal 2011, the Company settled its defined benefit plan in Sweden by transferring the liability effective June 1, 2010 to Alecta Pensionsförsäkring. The complete plan settlement resulted in a net loss of $1.9 million in Fiscal 2011. In addition, the Company recognized a gain through OCI relating to the plan settlement of $2.8 million in Fiscal 2011. The amount payable on settlement was $14.6 million (113.4 million Swedish krona) plus applicable taxes, and was paid from restricted cash. There is no further liability under this plan.

Germany

The German defined benefit plan covers all employees in Germany with over ten years of active service and provides pension benefits based on length of service and final pensionable earnings. The pension obligation of $6.3 million (2010 – $6.1 million) was actuarially determined based on the present value of the accrued future pension benefits and in accordance with applicable laws and regulations in Germany. There are no segregated pension fund assets under this plan. The pension liability is insured by the Swiss Life Insurance Company. The Company pledged the insurance contracts to the pensioners, and accordingly, under the provisions of the Retirement Benefits Topic of the FASB ASC , the contracts are now considered to be a plan asset. As the plan asset relates to insurance contracts, the Company does not control the investment strategy and thus cannot influence the return on investments. The benefit obligation is shown net of this asset, and has been measured as of March 25, 2011.

United Kingdom

The Company also has an unfunded pension liability of $0.3 million (2010 – $0.3 million) in the U.K. related to amounts owing to a former employee of the Company.

The following tables show the changes in the benefit obligations and plan assets for the plans discussed above (in thousands):

	2011	2010
Change in accrued pension obligations:
Benefit obligation at beginning of year	$23,181	$20,764
Current service cost	16	15
Interest cost	318	1,061
Actuarial (gain) /loss	(72)	499
Settlement	(17,346)	—
Benefits paid	(391)	(1,037)
Foreign exchange	811	1,879

Benefit obligation at end of year	$6,517	$23,181

	2011	2010
Change in plan assets:
Fair value of plan assets at beginning of year	$5,816	$5,790
Actual return on plan assets	269	295
Employer contributions	22	52
Benefit payments	(341)	(362)
Foreign exchange	320	41

Fair value of plan assets at end of year	$6,086	$5,816

Net pension benefit liabilities – funded status	$431	$17,365
Less: current portion	(50)	(729)
Less: pension asset	—	—

Long-term portion of pension liability	$381	$16,636

The following table summarizes the amounts recognized on the Company’s Consolidated Balance Sheets (in thousands):

	2011	2010
Employee-related payables	$(50)	$(729)
Other assets	—	—
Pension liabilities	(381)	(16,636)
Accumulated other comprehensive loss	420	3,294

Net amount recognized	$(11)	$(14,071)

The amounts recorded in accumulated other comprehensive loss relate to unrealized net actuarial losses. The Company expects that $0.1 million will be amortized into pension expense in Fiscal 2012.

The following weighted-average assumptions were used to determine benefit obligations and pension expense:

	2011	2010	2009
Discount rate	5.35%	4.34%	4.54%
Expected rate of return on assets	4.75%	4.75%	4.75%
Compensation increase rate	1.93%	0.52%	0.53%

The fair value of plan assets consists of the value of the pension insurance contract, which was pledged to the pensioners and as such represented an adjustment to the asset value during that year. The expected rate of return on assets is based on the expected risk premium aggregated with the long-term government bond yield.

The total benefits to be paid from the defined benefit plans are expected to be as follows: 2012 - $0.4 million; 2013 - $0.4 million; 2014 - $0.4 million; 2015 - $0.4 million; 2016 - $0.4 million; 2017 to 2020 - $2.2 million.

Pension expense was calculated using the projected benefit method of valuation. The components of pension expense were as follows (in thousands):

	2011	2010	2009
Employer service cost	$16	$15	$16
Interest cost on projected plan benefits	424	1,056	1,101
Expected return on plan assets	(263)	(285)	(294)
Net amortization and deferral	—	126	133
Defined benefit pension expense - net	177	912	956
Defined contribution pension expense	2,733	3,072	3,074

Total pension expense	$2,910	$3,984	$4,030

In Fiscal 2011, defined contribution pension expense consists of expenses related to multiemployer plans of $0.7 million (2010 - $1.1 million, 2009 - $1.0 million), and other defined contribution pension plans of $2.0 million (2010 - $2.0 million, 2009 - $2.1 million), respectively. The Company’s contributions to multiemployer and other defined contribution pension plans approximate the amount of annual expense presented in the table above.

The Company decided to reduce the risk associated with the pension liability, and thus purchased reinsurance contracts for each individual pensioner. Since the reinsurance contracts are pledged to the individual employees, the sole objective of the pension asset investment policy is to reinsure its pension liabilities. As the plan asset relates to insurance contracts, the Company does not control the investment strategy and thus cannot influence the return on investments. The overall rate of return assumptions are based on discount rates within the reinsurance contracts. The insurance payments are guaranteed under the insurance contract by Swiss Life in Germany. If the Insurance Company were to default on their obligation the security fund for insurance companies in Germany, “Protector AG”, would assume the contracts.

The fair value of the German Pension assets is calculated using systems and procedures widely used across the Insurance Industry, is based on German law, and is roughly equal to the cash surrender value of the policy. The table below provides the fair value of the Company’s pension plan assets at March 25, 2011, by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category. The Company’s pension plan assets are held in reinsurance contracts with Swiss Life.

	Fair Value Measurements at March 26, 2010 (in thousands)
	Percentage of Assets	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Asset Category
Reinsurance contracts	100%	—	—	$6,086

	100%	—	—	$6,086

Additional information pertaining to the changes in the fair value of the pension plan assets classified as Level 3 for the year ended March 25, 2011 is presented below (in thousands):

	2011	2010
Changes in plan assets:
Fair value of plan assets at beginning of year	$5,816	$5,790
Employer contributions	22	52
Actual return on plan assets	269	295
Benefits paid	(341)	(362)
Foreign exchange	320	41

Fair value of plan assets at end of year	$6,086	$5,816

15.	INCOME TAXES

The component of income (loss), before provision of income taxes consists of the following (in thousands):

	2011	2010	2009
Income (loss) before income taxes:
Canadian	$1,862	$(7,601)	$17,943
Foreign	31,153	11,102	(46,611)

	$33,015	$3,501	$(28,668)

	2011	2010	2009
The provision (recovery) for income taxes consists of the following (in thousands):
Current:
Canadian	$(155)	$(509)	$(2,719)
Foreign	(945)	148	(1,201)

	(1,100)	(361)	(3,920)
Deferred:
Canadian	(17,127)	321	1,503
Foreign	(12,006)	(4,023)	1,514

	$(29,133)	$(3,702)	$3,017

	$(30,233)	$(4,063)	$(903)

The Company recorded an income tax recovery of $30.2 million in Fiscal 2011, as compared to a recovery of $4.1 million in Fiscal 2010, and income tax recovery of $0.9 million in Fiscal 2009.

The $30.2 million recovery in Fiscal 2011 includes $31.5 million of deferred tax assets relating to a reevaluation of our likelihood to utilize losses in both Canada and the U.K. offset by $2.0 million of deferred tax assets utilized during the year. The recovery also includes $1.5 million of current taxes which is offset by a related tax expense included in discontinued operations resulting from the sale of our Optical Assets. The remaining $0.4 million income tax expense relates to cash taxes and FIN 48 liabilities included our foreign jurisdictions.

The $4.1 million recovery in Fiscal 2010 includes a $4.0 million deferred tax asset relating to a reassessment of the Company’s likelihood to utilize losses in its foreign tax jurisdictions. The remaining change relates primarily to tax recoveries received in its foreign operations, net of current year foreign taxes payable.

The $0.9 million Fiscal 2009 recovery includes net current tax recoveries of $0.4 million, a $3.5 million recovery for tax settlements (net of deferred tax assets), offset by $3.0 million of deferred tax expense. The current tax recovery and net deferred tax expense relate to the Company’s domestic and foreign operations.

The reconciliation between the statutory Canadian income tax rate and the actual effective rate is as follows (in thousands):

	2011	2010	2009
Expected Canadian statutory income tax rate	29.5%	31.7%	32.4%

Expense (recovery) at Canadian statutory income tax rate	$9,743	$1,140	$(9,858)
Differences between Canadian and foreign taxes	(579)	(888)	(1,203)
Change in valuation allowance	(38,974)	(9,682)	19,473
Change in valuation allowance due to tax law changes	258	—	(7,148)
Tax effect of non-taxable items	(243)	(27)	(9,264)
Investment tax credits utilized	(1,373)	—	—
Other	(399)	(1,908)	(254)
Tax expense (recoveries) in excess of provisions	142	(218)	(4,052)
Tax effect of nondeductible items	1,170	3,538	2,296
Tax rate changes	22	3,982	9,107

Income tax expense (recovery)	$(30,233)	$(4,063)	$(903)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred income tax assets and liabilities were as follows (in thousands):

	2011	2010
Deferred tax assets:
Book and tax differences on provisions	$2,990	$3,456
Book and tax differences on fixed assets	2,708	5,399
Income tax loss carry-forwards	97,956	107,883
Goodwill	13,632	14,267
Intangible assets	15,808	14,241
Investment tax credits	76,313	74,552
Scientific Research and Experimental Development (“SR&ED”) expenditure pool	25,408	23,784
Other – net	8,072	4,849

	242,887	248,431
Less: valuation allowance	(204,139)	(238,847)

	38,748	9,584

Deferred tax liabilities:
Other	—	29

Deferred tax liabilities	—	29

Net deferred tax assets	$38,748	$9,555

The following table summarizes the amounts recognized on the Company’s Consolidated Balance Sheets (in thousands):

	2011	2010
Current portion	$1,930	$2,000
Long-term portion	36,818	7,584

Deferred income tax assets	$38,748	$9,584

Current portion	—	29
Long-term portion	—	—

Deferred income tax liabilities	$—	$29

The decrease of $34.7 million in the valuation allowance relates primarily to the utilization of $2.0 million of losses in the Company’s foreign operations and a $31.5 million decrease based on a reassessment of the Company’s valuation allowance on its foreign losses based on its forecasted income. The remainder of the decrease relates to the Company’s other temporary timing differences primarily impacted by changes in corporate tax rates, and foreign exchange related to foreign operations.

Unremitted earnings of subsidiaries subject to withholding taxes will be indefinitely reinvested with no provision necessary for potential withholding taxes on repatriation of subsidiary earnings. The current year’s income before income taxes attributable to all foreign operations, including discontinued operations, was $31.2 million (2010 – income of $11.2 million; 2009 – loss of $48.4 million).

As at March 25, 2011, the Company had income tax loss carry-forwards in Sweden and the United Kingdom of approximately $214.5 million that may be carried forward indefinitely to reduce future years’ income for tax purposes. The Company has recognized a $16.0 million accounting benefit on the losses based on forecasted income relating to its U.K. operations. The Company has $106.4 million of U.S. federal income tax loss carry-forwards related to operations in the United States that expire between Fiscal 2012 and Fiscal 2030. For States which do not follow the U.S. federal tax laws, the Company has approximately $56.0 million of net operating losses available for use which expire between 2011 and 2030. The Company has not recognized an accounting benefit on these losses. The Company also has $14.2 million of domestic non-capital loss carry-forwards available in Canada. These losses expire between Fiscal 2014 and Fiscal 2029. The Company has recognized the full tax benefit for these losses.

As at March 25, 2011, the Company had $76.3 million of Canadian investment tax credits available to offset federal income taxes payable. The Company has recognized an accounting benefit of $3.0 million on these investment tax credits net of associated deferred tax credits. The investment tax credits expire between Fiscal 2018 and Fiscal 2030. The Company also has $58.7 million of domestic SR&ED expenditures which may be carried forward indefinitely. The Company has recognized a full benefit on these assets. The Company has approximately $40.0 million in Canadian capital losses. Due to the nature of its operations and restrictions on the utilization of capital losses, the Company has not recorded a deferred tax asset related to these amounts.

The Company evaluates the valuation allowance on its deferred tax assets on a periodic basis. Subject to this evaluation the Company reviews both positive and negative evidence to support its need for a valuation allowance. This review includes historical and future expectations of profitability in each of the jurisdictions in which the Company operates. In Fiscal 2011, the Company in its evaluation of its domestic operations (Canada) determined that these operations have moved from an historical position of cumulative losses into a cumulative profit position, when evaluated over a rolling 36 month operating cycle. As a result of this, the Company evaluated its expectations of future profits, the type of deferred assets available and the expiry dates for its Research and Development expenditure pool, Net Operating Loss’ (“NOLs”) and Investment Tax Credits (“ITCs”). The Company has certain R&D assets which do not have an expiry date and NOLs which begin to expire in 2014. The Company has evaluated its projected income in Canada and its available tax planning strategies, and determined that it will more likely than not be able to realize sufficient income or implement strategies which would allow it to use its NOLs before the expiry date. To utilize its R&D and NOLs the Company will be required to realize approximately $74 million of taxable income. Based on its recent historical profits and expected future projected taxable income, the Company expects to be able to realize these assets within their carryforward periods. Consequently, the Company has removed its valuation allowance from these assets. Finally, the Company has ITCs which begin to expire in 2018. To realize the majority of these assets, the Company would be required to generate an additional $500 million of taxable income in its domestic operations prior to their expiry. Given that historical results and future projections do not support an additional $500 million in taxable income, the Company believes it is more likely than not that the majority of these assets will not be realized. Consequently, it continues to maintain a substantial valuation allowance against these assets. During Fiscal 2011, the Company recorded a net income tax recovery, relating to the reversal of the valuation allowance on deferred tax assets in Canada, of $17.5 million, of which $0.9 million was recorded as a current asset and $16.6 million was recorded as a long-term portion.

The Company performed a similar analysis on its U.K. operations. Based on a review of historical profits and a change in the level of expected income in future periods, the Company now expects to be able to realize an additional portion of its tax assets in the U.K. The change in the level of expected income relates primarily to the increasing profitability of the Company’s advanced packaging group in Caldicot, Wales after it secured new business to provide micropackaging services for an existing medical customer. As a result of this analysis, the Company recorded an additional $14.0 million in deferred tax assets during the year, of which $1.1 million was recorded as a current asset and $12.9 million was recorded as a long-term portion.

The following table summarizes the activity related to our uncertain tax positions (in thousands):

	2011	2010
Opening balance	$2,208	$2,408
Increases related to current year tax positions	329	150
Increase related to prior year tax positions	135	55
Settlements and other decreases	(688)	(729)
Other	49	324

	$2,033	$2,208

	2011	2010
Long-term accrued income taxes	$2,033	$2,208

	$2,033	$2,208

As at March 25, 2011, the Company had $2.0 million of uncertain tax positions compared to $2.2 million at March 26, 2010.

The change includes a $0.7 million decrease related primarily to the favorable tax settlements or uncertain tax positions which became statute barred or were settled during the year. This was offset by additional taxes of $0.3 million for uncertain tax positions identified during the current year and additional interest of $135,000 for both its domestic and foreign operations. The remaining difference relates to foreign exchange rate fluctuations during the year.

As at March 26, 2010, the Company had $2.2 million of uncertain tax positions compared to $2.4 million at March 27, 2009.

The change includes a $0.7 million decrease related primarily to the favorable tax settlements or uncertain tax positions which became statute barred or were settled during the year. This was offset by additional taxes of $0.2 million for uncertain tax positions identified during the current year and additional interest of $55,000 for both its domestic and foreign operations. The remaining difference relates to foreign exchange rate fluctuations during the year.

The $2.0 million of uncertain tax positions at March 25, 2011 includes $0.9 million of tax benefits that, if recognized, would reduce our annual effective tax rate. As at March 25, 2011, we have recorded a liability for potential interest of $0.3 million. The Company continues to pursue the settlement of its uncertain tax positions, and expects to settle approximately $0.4 million of its outstanding amounts during the next twelve months.

The Company files income tax returns in Canada, the U.S. and several foreign jurisdictions. Currently, in Canada, tax returns are open for audit on all items from 2006 to 2011, and for specific types of transactions from 2003 to 2011. The Company’s foreign jurisdictions have varying statutes of limitations. In its significant foreign operations, tax returns are generally open for audit for its tax years from 2006 to 2011. Certain other jurisdictions where the Company operates are generally still open for audit for tax years from 2002 to 2011. The Company is currently not subject to any audits in Canada, Sweden, the U.K. or the U.S. However, it is currently under audit in Germany for its 2000 through 2004 taxation years.

16.	REDEEMABLE PREFERRED SHARES

Dividends

Fixed cumulative cash dividends are payable quarterly at a rate of $0.51 (Cdn $0.50) per share. During the year ended March 25, 2011, the Company declared a $1.95 (Cdn $2.00) per share dividend. The Company declared dividends of $1.9 million during the year (2010 - $1.9 million).

Redemption

The shares are currently redeemable, at the option of the Company, at $25.57 (Cdn $25.00) per share plus accrued dividends.

Purchase Obligation

The Company is required to make reasonable efforts to purchase 22,400 shares in each calendar quarter at a price not exceeding $25.57 (Cdn $25.00) per share plus costs of purchase. During the year ended March 25, 2011 the Company repurchased 32,400 preferred shares for cash consideration of $0.8 million. Based upon the terms and conditions of these shares, the Company’s obligation to purchase these shares is conditional upon specific market pricing, and the obligation is extinguished at the end of each calendar year.

17.	CAPITAL STOCK

(A)	COMMON SHARES

The authorized capital stock of the Company consists of an unlimited number of common shares. Holders of common shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

(B)	NET INCOME (LOSS) PER COMMON SHARE

The net income (loss) per common share figures were calculated based on net income (loss) after the deduction of preferred share dividends and premiums on preferred share repurchases and using the weighted monthly average number of shares outstanding during the respective periods. Diluted earnings per share is computed in accordance with the treasury stock method and based on the average number of common shares and dilutive common share equivalents.

Net income (loss) attributable to common shareholders is computed as follows (in thousands):

	March 25, 2011	March 26, 2010	March 27, 2009
Net income (loss) for the year, as reported	$69,116	$7,654	$(29,544)
Dividends on preferred shares	(1,886)	(1,892)	(1,939)
Premiums on repurchase of preferred shares	(387)	(252)	(234)

Net income (loss) attributable to common shareholders	$66,843	$5,510	$(31,717)

Interest expense on convertible debentures after tax	2,879	—	—
Issue costs on convertible debentures after tax	445	—	—

Net income (loss) attributable to common shareholders on a diluted basis	$70,167	$5,510	$(31,717)

The following table summarizes the common shares and dilutive common share equivalents used in the computation of the Company’s basic and diluted net income (loss) per common share. Net income per common share is computed using the weighted average common shares outstanding assuming dilution. Net loss per common share is computed using the weighted average number of common shares and excludes the dilutive effect of stock options, as their effect is anti-dilutive. For the years ended March 26, 2010 and March 27, 2009, all common share equivalents related to the Company’s convertible debentures have been excluded from the computation of diluted loss per share because they were anti-dilutive. For the year ended March 27, 2009 all stock options have been excluded from the computation of diluted loss per share because they were anti-dilutive due to the reported net loss for the period.

	March 25, 2011	March 26, 2010	March 27, 2009
Weighted average common shares outstanding	120,783,457	122,163,481	124,798,152
Dilutive effect of stock options	3,005,226	1,280,676	—
Dilutive effect of convertible debt	28,924,081	—	—

Weighted average common shares outstanding, assuming dilution	152,712,764	123,444,157	124,798,152

The following stock options were excluded from the computation of diluted earnings per share because the options’ exercise price exceeded the average market price of the common shares and, therefore, the effect would be anti-dilutive:

	2011	2010	2009
Number of outstanding options	5,112,569	10,020,099	10,562,756
Average exercise price per share	$2.36	$1.77	$1.76

The average exercise price of stock options granted in Canadian dollars was translated at the year-end U.S. dollar exchange rate.

The following common share equivalents related to the Company’s convertible debenture have been excluded from the computation of diluted net income (loss) per share because they were anti-dilutive.

	2011	2010	2009
Number of common share equivalents upon conversion of convertible debentures	—	28,926,672	28,932,653
Conversion price per share (1)	—	$2.23	$2.22

(1)	Conversion price is fixed at Cdn $2.45. Amount is calculated at the average Cdn/U.S. exchange rate for the year.

(C)	DIVIDEND RESTRICTIONS ON COMMON SHARES

The Company may not declare cash dividends on its common shares unless dividends on the preferred shares have been declared and paid, or set aside for payment. No common share dividend is currently being paid.

(D)	STOCK-BASED COMPENSATION

In the years ended March 25, 2011, March 26, 2010, and March 27, 2009 stock compensation expense was recorded as follows (in thousands):

	2011	2010	2009
Selling and administrative	$1,600	$1,313	$1,734
Research and development	335	200	275
Cost of revenue	86	73	106

	$2,021	$1,586	$2,115

Stock compensation expense in Fiscal 2011 resulted in a reduction of net income of $2.0 million, or $0.02 per share (2010 - $1.6 million or $0.01 per share; 2009 - $2.1 million or $0.02 per share).

Medium-Term Cash Incentive Plan (“MTCI Plan”) and Deferred Share Unit Plan (“DSU Plan”)

On January 28, 2010, the Board of Directors approved implementation of a MTCI Plan for executive officers and key employees, as well as a DSU Plan for independent directors of the Company.

MTCI Plan Units (“Units”) are made available for issuance to executive officers and key employees of the Company at such time as the Board of Directors determines, and will generally vest at the end of three years from the grant date. The Units will be redeemed for cash with the redemption value of each Unit equal to the volume-weighted average trading price of the Company’s shares on the TSX over the five trading days preceding the vesting date.

Under the DSU Plan, Deferred Share Units (“DSUs”) are made available for issuance to independent directors, who can elect annually to have all or a portion of their annual director’s fees satisfied in the form of DSUs. Within a specified period after such a director ceases to be a director, DSUs will be redeemed for cash with the redemption value of each DSU equal to the volume-weighted average trading price of the Company’s common shares on the TSX over the five trading days preceding the redemption date. As there are no service or other conditions attached, all DSUs vest at the date of grant.

During Fiscal 2011, the Company granted 656,500 Units to its executive officers and key employees (2010 -685,000 Units), and 137,994 DSUs to independent directors (2010 - 92,500 DSUs). In accordance with the Stock Compensation Topic of the FASB ASC, the Units and DSUs awarded are classified as liabilities. For awards classified as liabilities, the guidance requires stock based compensation cost to be measured at fair value at each reporting date until the date of settlement, and is recognized as an expense over the employee’s requisite service period. The fair value of Units and DSUs awarded was calculated based on the market price of the Company’s common shares on the date of grant, and was re-measured on March 25, 2011. The Company has estimated the number of Units which will be forfeited.

To fund the future redemptions of Units, a trust of which the Company is the beneficiary purchases common shares on the open market. The trustee is appointed and funded by the Company. See also Note 17(E).

A summary of the Company’s MTCI Plan activity and related information for Fiscal 2011 and Fiscal 2010 is as follows (in thousands except unit amounts):

	2011		2010
	MTCI Plan Units	Recorded Liability	MTCI Plan Units	Recorded Liability
Outstanding Units:
Balance, beginning of year	685,000	$39	—	$—
Granted	656,500	—	685,000	—
Redeemed	—	—	—	—
Forfeited	(2,500)	—	—	—
Change in liability	—	496	—	39

Balance, end of year	1,339,000	$535	685,000	$39

All Units granted during Fiscal 2011 under the MTCI Plan were granted on February 8, 2011, when the Company’s common share price closed at Cdn $2.04 per share on the TSX. On September 10, 2010, 2,500 MTCI units were forteited when the Company’s common share price closed at Cdn $1.98 per share. All Units granted during Fiscal 2010 under the MTCI Plan were granted on February 10, 2010, when the Company’s common share price closed at Cdn $1.45 per share on the TSX.

As at March 25, 2011, total unrecognized compensation cost related to non-vested Units under the MTCI Plan was $2.0 million, and the weighted average period over which this expense is expected to be recognized is approximately two years.

The total intrinsic value of vested and expected to vest Units under the MTCI Plan as at March 25, 2011 was $2.5 million (March 26, 2010 - $0.9 million).

A summary of the Company’s DSU Plan activity and related information for Fiscal 2011 and Fiscal 2010 is as follows (in thousands except unit amounts):

	2011		2010
	DSU Units	Recorded Liability	DSU Units	Recorded Liability
Outstanding Units:
Balance, beginning of year	92,500	$157	—	$—
Granted	137,994	—	92,500	—
Redeemed	—	—	—	—
Forfeited	—	—	—	—
Change in liability	—	355	—	157

Balance, end of year	230,494	$512	92,500	$157

All DSUs granted during Fiscal 2011 under the DSU Plan were granted quarterly, at an average weighted closing price of Cdn $1.98 per common share on the TSX. All DSUs granted during Fiscal 2010 under the DSU Plan were granted on February 10, 2010, when the Company’s common share closed at Cdn $1.45 per share on the TSX.

The total intrinsic value of vested DSUs as at March 25, 2011 was $0.5 million (2010 - $0.2 million). As at March 25, 2011, total unrecognized compensation cost related to non-vested DSUs was $Nil (2010 - $Nil).

Stock Option Plans

The fair value of the Company’s stock option awards to employees was estimated using the Black-Scholes-Merton option pricing model with the following weighted average assumptions:

	2011	2010	2009
Risk free interest rate	2.51%	2.24%	1.96%
Dividend yield	Nil	Nil	Nil
Volatility factor of the expected market price of the Company’s common stock	48.3%	49.7%	46.8%
Weighted average expected life of the options	5.2 years	5.1 years	4.7 years

Using the Black-Scholes-Merton option pricing model, the weighted average fair values of stock options granted during the Fiscal Years 2011, 2010 and 2009 were calculated as $0.95, $0.55 and $0.11, respectively. The weighted average fair value of stock options granted in Canadian dollars was translated at the year-end exchange rate at the end of each Fiscal Year.

Stock compensation expense is recorded in circumstances where the terms of a previously fixed stock option were modified. In Fiscal 2011, the Company’s Board of Directors approved the modification of 591,000 options held by one employee. In Fiscal 2010, the Company’s Board of Directors approved the modification of 1,058,750 options held by four employees. Modifications included the immediate vesting of unvested options and extending the exercise period between one and two years. As a result of these modifications, the Company recognized additional compensation expense of $253,000 for the year ended March 25, 2011 (March 26, 2010 - $70,000).

At the Company’s 1991 Annual General Meeting, the shareholders approved resolutions authorizing stock options for key employees and non-employee directors (“the Plan”). Certain amendments to the Plan were approved by the shareholders at the 1993, 1995 and 1998 Annual and Special Meetings of shareholders allowing for 1,000,000, 2,000,000, and 10,200,000 additional shares, respectively, to be made available for grant. At a Special Meeting of the shareholders on December 7, 2001, the Company’s shareholders approved an amendment to increase the maximum number of common shares in respect of which options may be granted under the Plan to 20,227,033 common shares. As 5,037,033 common shares had been issued upon exercise of options up to May 9, 2001, this amendment increased the number of common shares issuable under outstanding options and options available for grant, each as of May 9, 2001, to 15,190,000 that represented 12% of the then outstanding common shares. The Plan was also amended to provide that the maximum number of common shares in respect of which options may be granted under the Plan to non-employee directors during any Fiscal Year of the Company would be 20,000 common shares per director.

Available for grant at March 25, 2011, were 3,630,287 (2010 - 2,059,214; 2009 - 1,219,557) options. All options granted have six-year terms. All options become fully exercisable at the end of four years of continuous employment.

A summary of the Company’s stock option activity and related information for Fiscal 2011, 2010 and 2009, is as follows:

	2011		2010		2009
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding options:
Balance, beginning of year	12,300,099	$1.43	13,242,756	$1.49	12,390,625	$2.30
Granted	641,000	2.01	1,321,500	1.17	2,970,000	0.31
Exercised	(1,047,977)	1.05	(103,000)	0.72	—	—
Forfeited	(197,872)	1.61	(881,106)	0.95	(178,469)	1.62
Expired	(2,014,201)	2.22	(1,280,051)	3.70	(1,939,400)	3.56

Balance, end of year	9,681,049	$1.37	12,300,099	$1.43	13,242,756	$1.49

Exercisable, end of year	6,338,565	$1.56	7,414,381	$1.77	6,429,612	$2.11

The weighted average exercise price of stock options granted in Canadian dollars was translated at the exchange rate as at the end of each Fiscal Year and at the year’s average exchange rate for changes in outstanding options during the year.

The total intrinsic value of stock options exercised during Fiscal 2011 was $0.9 million (Fiscal 2010 - $0.1 million; Fiscal 2009 - $Nil). The total intrinsic value of stock options currently exercisable as at March 25, 2011 was $4.5 million (Fiscal 2010 - $2.2 million; Fiscal 2009 - $Nil). The total intrinsic value of vested and expected to vest stock options as at March 25, 2011 was $7.7 million (Fiscal 2010 - $5.5 million; Fiscal 2009 - $Nil).

As at March 25, 2011, total unrecognized compensation cost related to non-vested stock option awards was $1.4 million, and the weighted-average period over which this expense is expected to be recognized is approximately three years.

A summary of options outstanding at March 25, 2011, is as follows:

Total Outstanding				Total Exercisable
Exercise Price	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options	Weighted Average Exercise Price
$0.23 - $0.46	2,138,947	$0.25	3.88 years	1,031,071	$0.25
$0.78 - $1.16	1,726,850	$0.86	3.04 years	1,149,207	$0.86
$1.26 - $1.83	2,416,752	$1.39	3.35 years	1,397,564	$1.41
$1.92 - $3.04	3,398,500	$2.34	2.09 years	2,760,723	$2.40

	9,681,049			6,338,565

The exercise price of stock options was based on prices in Canadian dollars translated at the year-end exchange rate.

Additional information with respect to stock option activity is as follows:

	Number of Awards	Weighted Average Exercise Price
Unvested at March 26, 2010	4,885,718	$1.98
Granted	641,000	2.01
Vested	(2,085,696)	1.08
Forfeited	(98,538)	1.19

Unvested at March 25, 2011	3,342,484	$1.01

(E)	COMMON SHARE REPURCHASES

During the first quarter of Fiscal 2011, the Company renewed its common share buyback program. The share buyback program allows the Company to purchase from June 7, 2010 to June 6, 2011, up to 11,874,330 common shares, or about 10% of its public float as of May 31, 2010. The bid does not commit the Company to make any share repurchases. All shares purchased by the Company under the bid are cancelled. During Fiscal 2011, the Company repurchased and cancelled 1,241,300 shares under this program, with an aggregate purchase price of $2.4 million. During Fiscal 2010, under the previous normal course issuer bid, the Company repurchased and cancelled 921,900 common shares, with an aggregate purchase price of $0.8 million.

In addition to share repurchases discussed above within the common share buyback program, in Fiscal 2011, a trust of which the Company is the beneficiary also purchased common shares to be held, for accounting purposes, as treasury shares, in order to settle units under the MTCI Plan. For these purposes in Fiscal 2011, the trust purchased 675,000 shares, with an aggregate purchase price of $1.5 million. During Fiscal 2010, the trust purchased 700,000 common shares to be held, for accounting purposes, as treasury shares. The aggregate purchase price was $1.3 million.

Details of the total share repurchases are as follows (in thousands except number of shares and per share amounts):

	2011	2010	2009
Number of shares	1,916,300	1,621,900	4,920,000
Aggregate purchase price	$3,860	$2,093	$2,707
Weighted average cost per share	$2.01	$1.29	$0.55

The difference between the average carrying value and the amount paid to acquire shares under the common share buyback program has been recorded to additional paid-in capital. Shares purchased to settle future redemptions under the MTCI Plan are held at cost, for accounting purposes, as treasury shares.

18.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of total comprehensive income (loss) were as follows (in thousands):

	March 25,	March 26,	March 27,
	2011	2010	2009
Net income (loss) for the year	$69,116	$7,654	$(29,544)
Other comprehensive income (loss):
Currency translation adjustment gain on wind up of subsidiary	—	—	(234)
Foreign currency translation adjustments	28	(38)	(144)
Unrealized net derivative gain (loss) on cash flow hedges	—	—	(253)
Realized net derivative loss (gain) on cash flow hedges	—	—	253
Minimum pension liability	2,874	(796)	896

Total comprehensive income (loss) for the year	$72,018	$6,820	$(29,026)

The changes to accumulated other comprehensive loss for three years ended March 25, 2011, were as follows (in thousands):

	Cumulative Translation Account	Minimum Pension Liability	Total
Balance, March 28, 2008	$(32,387)	$(3,394)	$(35,781)

Change during the year	(378)	896	518

Balance, March 27, 2009	$(32,765)	$(2,498)	$(35,263)

Change during the year	(38)	(796)	(834)

Balance, March 26, 2010	$(32,803)	$(3,294)	$(36,097)

Change during the year	28	2,874	2,902

Balance, March 25, 2011	$(32,775)	$(420)	$(33,195)

In Fiscal 2011, the Company recorded a decrease in the minimum pension liability of $2.9 million (2010 - increase of $0.8 million; 2009 - decrease of $0.9 million) related to decrease in the Company’s defined benefit plan in Sweden of $2.8 million, and $0.1 million in Germany. The Fiscal 2011 decrease in the Company’s defined benefit plan in Sweden relates to the plan settlement during the current fiscal year (See also Note 14 ).

The Company records increases and decreases in other comprehensive income (loss) attributable to the change in the value of outstanding foreign currency forward and option contracts that were designated as cash flow hedges. The Company had no forward contracts designated as cash flow hedges outstanding as at March 25, 2011 or March 26, 2010, and accordingly there was no net change in accumulated other comprehensive loss during Fiscal 2011 related to derivatives. As at March 25, 2011, there were no derivative gains or losses included in accumulated other comprehensive loss.

19.	GUARANTEES

Performance guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an obligating agreement. The Company has an outstanding performance guarantee related to a project agreement undertaken by the Systems business, which is now operated as Mitel. Mitel common shares are listed under the symbol “MITL” on the NASDAQ stock market. This performance guarantee remained with the Company following the sale of the Systems business. The project agreement and the Company’s performance guarantee extend until July 28, 2011. The terms of the project agreement continue to be fulfilled by Mitel. The maximum potential amount of future undiscounted payments the Company could be required to make under the guarantee, at March 25, 2011, was $32.2 million (20.0 million British pounds), assuming the Company is unable to secure the completion of the project. The Company was not aware of any factors as at March 25, 2011, that would prevent the project’s completion under the terms of the agreement. In the event that Mitel is unable to fulfill the commitments of the project agreement, the Company believes that an alternate third-party contractor could be secured to complete the agreement requirements. The Company has not recorded a liability in its consolidated financial statements associated with this guarantee.

In connection with the sale of the Systems business, the Company provided to the purchaser certain income tax indemnities with an indefinite life and with no maximum liability for the taxation periods up to February 16, 2001, the closing date of the sale. As at March 25, 2011, the Company does not expect these tax indemnities to have a material impact on its consolidated financial statements.

On September 29, 2010, the Company sold its campus in Järfälla, Sweden and entered into a Transition Services Agreement to perform prescribed services relating to the “clean rooms” at the facility and other management services. This agreement is in effect for a period of 24 months from the closing date. Under the terms of the Transition Services Agreement, the Company has agreed to indemnify the buyer for damages, including lost profits or diminished production, incurred by third parties in the event the Company breaches its obligations, in accordance with customary commercial terms.

The Company periodically has entered into agreements with customers and suppliers that include limited intellectual property indemnifications that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of the intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

The Company records a liability based upon its known product warranty obligations, and historical experience with warranty claims. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated. As at March 25, 2011, the warranty accrual was $10,000 (2010 - $85,000).

20.	COMMITMENTS

(A)	OPERATING LEASES

The future minimum lease payments for operating leases to which the Company was committed, and the future minimum payments to be recovered under non-cancelable subleases as at March 25, 2011, are as follows (in thousands):

Fiscal Year	Future lease payments	Future lease recoveries	Payments accrued in restructuring
2012	6,034	551	149
2013	5,489	405	74
2014	2,790	99	3
2015	2,278	—	—
2016	2,404	—	—
Thereafter	3,515	—	—

	$22,510	$1,055	$226

Rental expense related to operating leases for the year ended March 25, 2011, was $5.4 million (2010 - $4.9 million; 2009 - $6.0 million). Subtenant recoveries for the year ended March 25, 2011, were $2.1 million (2010 - $1.5 million; 2009 - $1.6 million).

(in thousands)	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Purchase commitment	$3,606	$2,427	$1,179	$—	$—

	$3,606	$2,427	$1,179	$—	$—

Purchase commitments consist primarily of purchase design tools and software for use in product development. Wafer purchase commitments have not been included in the above table as the pricing and timeframe of payment are not fixed, and will vary depending on our manufacturing needs. The Company does not presently have commitments that exceed expected wafer requirements.

(B)	LETTERS OF CREDIT

The Company had letters of credit outstanding as at March 25, 2011, of $0.7 million (2010 - $0.5 million), related to the Company’s Supplementary Executive Retirement Plan. These letters are renewed annually based on the expected obligation.

(C)	SUPPLY AGREEMENTS

The Company has wafer supply agreements (“WSAs”) with two independent foundries, which expire from Fiscal 2012 to 2013. Under these agreements, the suppliers are obligated to provide certain quantities of wafers per year. These agreements are typically renewed prior to their expiry dates, or automatically renew for a specified period under the existing terms and conditions unless either party provides notification of these changes to the other party.

(D)	INCOME TAX CONTINGENCY PAYMENTS

As of March 25, 2011, income tax contingency payments are as follows (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Income tax contingency payments	$891	$362	$—	$—	$529

	$891	$362	$—	$—	$529

21.	CONTINGENCIES

The Company is a defendant in a number of lawsuits and party to a number of other claims or potential claims that have arisen in the normal course of its business. The Company recognizes a provision for estimated loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In the opinion of the Company, any monetary liabilities or financial impacts of such lawsuits and claims or potential claims that exceed the amounts already recognized would not be material to the consolidated financial position of the Company or the consolidated results of its operations.

The Company has recorded provisions for historical sales taxes, income taxes and valuation allowances related to its estimate of tax expenses and recoveries. Certain taxation years are still subject to audit by authorities in various jurisdictions, which could result in adjustments to the Company’s tax provisions. Such adjustments could have a material impact on the consolidated financial position of the Company or the consolidated results of its operations.

22.	INFORMATION ON GEOGRAPHIC SEGMENTS AND PRODUCT GROUPS

Revenues from external customers are attributed to countries based on location of the selling organization.

Geographic information is as follows (in thousands):

	2011	2010	2009
Revenue:
Canada	$428	$898	$2,049
United Kingdom	185,092	156,554	149,517
United States	39,213	39,402	42,009
Sweden	5,490	7,762	10,890

Total	$230,223	$204,616	$204,465

	2011		2010		2009
	Intangible	Fixed	Intangible	Fixed	Intangible	Fixed
	Assets	Assets	Assets	Assets	Assets	Assets
Canada	$—	$2,365	$19	$2,374	$169	$2,872
United Kingdom	—	2,066	—	2,003	—	1,752
United States	34,549	3,216	41,852	2,779	48,937	3,650
Sweden	—	389	—	3,836	—	4,256

Total	$34,549	$8,036	$41,871	$10,992	$49,106	$12,530

Revenues from external customers are attributed to products groups based on the nature of the product being sold.

Revenue by product group is as follows (in thousands):

	2011	2010	2009
Revenue:
Communication Products	$180,502	$141,386	$140,036
Medical Products	28,600	29,986	34,683
Custom and Other	21,121	33,244	29,746

Total	$230,223	$204,616	$204,465

Major Customers

For the year ended March 25, 2011, the Company had revenues from two external customers, both major distributors, which each exceeded 10% of total net revenues. Sales to these distributors represented the following percentage of total revenues:

	2011	2010	2009
Customer 1	17%	17%	17%
Customer 2	11%	12%	*

*	Less than 10% of revenue

23.	GAIN ON SALE OF BUSINESS

On October 25, 2006, Zarlink sold the assets of its packet switching product line to Conexant Systems Inc., for cash and other consideration, including a cash payment at closing of $5.0 million, and additional amounts contingently owing based on revenue performance of the product line over the next two years. If Conexant’s revenue from sales in this product line exceeds certain revenue targets, then Conexant is required to pay Zarlink up to $2.5 million of additional consideration.

In Fiscal 2007 Zarlink recorded a gain on sale of business of $4.1 million related to this transaction. On the date of the sale, Zarlink determined that there was uncertainty surrounding whether the revenue targets would be met. As such, Zarlink did not include the contingent consideration as part of the sale proceeds. In Fiscal 2008 and 2009, Zarlink recorded additional gains of $0.7 million and $1.0 million, respectively as revenue targets were met. The Company is no longer entitled to receive consideration in relation to this sale.

24.	GAIN ON SALE OF ASSETS

On September 29, 2010, the Company completed the sale of its Järfälla, Sweden campus to a company affiliated with the Stendörren group. The purchase price for the Järfälla land and buildings was $16.1 million (110.0 million Swedish krona). Under the terms of the purchase agreement, Zarlink received $13.9 million (95.0 million Swedish krona) in cash on closing, and a term note for $2.2 million (15.0 million Swedish krona) bearing interest at 5% per year. The note is denominated in Swedish krona and is revalued into U.S. dollars at the period end exchange rate. The term note is payable to the Company over 5 years in annual principal payments of $0.5 million (3.0 million Swedish krona) plus applicable interest and guaranteed by the buyer’s ultimate parent entity, Kvalitena AB. See Note 10 for additional information. Simultaneously, Zarlink’s Medical Products group entered into a 10 year operating lease for less than 10% of the space available at market rental rates. Additionally, Zarlink’s obligations with respect to the Järfälla, Sweden campus are limited to certain management services, in accordance with a Transition Services Agreement for a period of up to 24 months. All services are being provided under normal commercial terms. See also Note 19 for additional disclosure on this Transition Services Agreement.

The purchase agreement, dated September 29, 2010, provided that the Company could receive an additional cash payment of up to $1.6 million (10.0 million Swedish krona) five years after the closing date dependent on the revenues earned by the buyer under the tenant leases. On December 15, 2010, Zarlink and the Stendörren group signed an amended agreement, whereby the Company waived its right to receive this contingent payment.

In accordance with guidance contained in the Sale-Leaseback Transactions Topic and the Real Estate Sales Topic of the FASB ASC, the Company has recognized profit using the full accrual method and accounted for the leaseback of space in the Järfälla campus as a separate transaction. At March 26, 2010, the assets sold were included within Fixed Assets in the Consolidated Balance Sheet, and had a net book value of approximately $1.8 million. The Company recorded a gain on sale of $14.1 million net of transaction costs. No gain will be deferred and amortized in future periods as Zarlink has leased-back only a minor part of the building as defined in U.S. GAAP.

There were no gains on sale of assets recorded during Fiscal 2010.

In Fiscal 2009, the Company sold excess land in Swindon, U.K. Proceeds from the sale of land were $1.0 million (0.5 million British pounds), resulting in a gain on sale of $0.9 million, net of transaction costs.

25.	IMPAIRMENT (RECOVERY) OF CURRENT ASSETS

In Fiscal 2008, the Company sold its analog foundry in Swindon, U.K. to MHS Electronics U.K. Ltd. (“MHS”), a subsidiary of MHS Industries Group. At the time of sale, the Company agreed to prepay the purchase of certain wafers from MHS under a WSA and enter into a transition services agreement (“TSA”) under which a receivable balance was recorded. These items were recorded in current assets. In conjunction with this sale, the Company obtained two legal charges against the buildings sold to MHS. In January 2009, the Company was advised that MHS would be ceasing wafer supply to Zarlink from its Swindon analog foundry. In February 2009, MHS was placed into administration. Consequently, in Fiscal 2009, as the likelihood of recovery of amounts receivable from MHS diminished, the Company recorded an impairment of $3.0 million consisting of the remaining prepaid expense of $2.2 million and the balance of the receivable of $0.8 million. During Fiscal 2010, the Company received $0.8 million relating to the prepaid expense from the MHS administrator and, therefore, recorded the recovery in the period. In connection with this receipt, the Company no longer holds legal charges against the buildings previously sold to MHS. During Fiscal 2011, the Company received an additional $0.3 million and recorded a recovery in the period. As the receipt of any further amounts from the MHS administrator remains uncertain, no additional recoveries have been recorded. However, discussions with the administrator indicate that there is the possibility of a nominal additional disbursement, which is anticipated to occur in Fiscal 2012.

26.	DISCONTINUED OPERATIONS

On May 14, 2010, the Company completed the sale of the business, and substantially all of the assets comprising the Optical Products group (“Optical Assets”) to Tyco Electronics Corporation, for $15.0 million. The Optical Assets represented operations and cash flows that could be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As the operations and cash flows of the Optical Assets were eliminated from ongoing operations, with the Company having no significant continuing involvement subsequent to May 14, 2010, the Company has reported the results of operations of the Optical Assets in discontinued operations, in accordance with the Presentation of Financial Statements – Discontinued Operations Topic of the FASB ASC. The sale resulted in a gain of $6.5 million, net of tax, in Fiscal 2011.

The carrying amounts at closing of the Optical Assets included in the sale were (in thousands):

May 14, 2010
Inventory	$2,975
Fixed assets	2,102
Intangible assets	345
Other	94

$5,516

The following table shows the results of the Optical Assets which are included as discontinued operations (in thousands):

	2011	2010	2009
Revenue	$726	$15,525	$22,700

Operating income (loss) from discontinued operations	(650)	90	(1,779)
Gain on disposal, net of tax of $1,463	6,518	—	—

Income from discontinued operations	$5,868	$90	$(1,779)

The following table shows the cash flows from investing activities in Fiscal 2011 related to the sale of the Optical Assets (in thousands):

2011
Proceeds on sale	$15,000
Payment of transaction and other costs	(1,491)

Proceeds on sale – net	$13,509

In accordance with the Presentation of Financial Statements – Discontinued Operations Topic of the FASB ASC, the Company reclassified the results of operations of the Optical Products group to discontinued operations in the Consolidated Statements of Income (Loss).

27.	SUPPLEMENTARY CASH FLOW INFORMATION

(in thousands)	2011	2010	2009
Cash interest paid (included in cash flow from operations)	$4,162	$3,871	$4,268
Cash taxes paid (included in cash flow from operations)	$358	$77	$3,789

The following table summarizes the Company’s other non-cash changes in operating activities (in thousands):

	2011	2010	2009
Cash provided by (used in)
Foreign currency loss (gain) on convertible debentures	$3,572	$11,717	$(13,683)
Foreign currency loss (gain) on cash and restricted cash	(965)	(2,756)	6,939
Change in pension liability	(987)	1,269	(4,443)
Loss on pension settlement	1,880	—	—
Contract impairment	—	715	280
Loss (gain) on repurchase of convertible debentures	—	316	(3,593)
Gain on sale of business	(6,518)	—	(1,000)
Gain on sale of fixed assets	(14,083)	—	(936)
Impairment of current assets	—	—	3,000
Impairment on asset held for sale	—	1,185	1,200
Other	(26)	62	(572)

Other non-cash changes in operating activities	$(17,127)	$12,508	$(12,808)

28.	SUBSEQUENT EVENTS

On May 25, 2011, Zarlink announced plans to redeploy a portion of its workforce as part of its strategy to focus on immediate revenue growth opportunities. These activities will selectively increase headcount and redeploy employees in areas where the Company is seeking to gain market share and drive revenue growth, and will decrease headcount in other areas of the Company. Overall, the Company estimates that its global workforce will be reduced by approximately 5% once redeployment activities are completed by the second quarter of Fiscal 2012. Zarlink expects to record costs of $3.0 million to $5.0 million related to redeployment activities, with initial redeployment costs of $1.5 million to $2.5 million, in the first quarter of Fiscal 2012.

On May 25, 2011, Zarlink announced that it will redeem all of its outstanding Cdn $2.00 Cumulative Redeemable Convertible Preferred Shares, 1983 R&D Series (the “1983 R&D Series Shares”) on June 27, 2011 (the “Redemption Date”) in accordance with the share conditions attaching to those shares. The notice of redemption is expected to be sent to registered holders of 1983 R&D Series Shares on May 26, 2011.

The redemption price provided in the share conditions for each 1983 R&D Series Share is Cdn $25.00 plus accrued and unpaid dividends up to but not including June, 27, 2011, being an amount of Cdn $0.4837 per 1983 R&D Series Share. As there are currently 966,600 1983 R&D Series Shares outstanding, the aggregate redemption price will equal Cdn $24,632,544.

On June 3, 2011, the TSX approved the recommencement of the Company’s common share buyback program authorizing the Company to repurchase up to 11,803,556 common shares, representing approximately 10 percent of its public float of 118,035,560 common shares as of May 31, 2011. The bid does not commit the Company to make any share repurchases. The Company may repurchase up to 10 percent of its public float of common shares using available cash during a 12-month period from June 7, 2011 to June 6, 2012. The timing and exact number of common shares purchased under the bid will be at the Company’s discretion, will depend on market conditions, and may be suspended or discontinued at any time. All shares purchased by the Company under the bid will be cancelled.

Purchases under the bid will be made at the prevailing market price through the facilities of the TSX. The average daily trading volume of Zarlink over the last six complete calendar months was 420,301 common shares (the “ADTV”). Under TSX rules, the Company may purchase up to 25% of the ADTV (or 105,075 common shares) per trading day.

To the knowledge of the Company, after reasonable inquiry, no director, senior officer or any of their associates, or any person acting jointly or in concert with the Company, currently intends to sell common shares under the issuer bid.

29.	COMPARATIVE FIGURES

Certain of the Fiscal 2010 and Fiscal 2009 comparative figures have been reclassified so as to conform with the presentation adopted in Fiscal 2011. In accordance with the Presentation of Financial Statements – Discontinued Operations Topic of the FASB ASC, the Company reclassified the results of operations of the Optical Products group to discontinued operations in the Consolidated Statements of Income (Loss) for all periods presented.

Prior to Fiscal 2010, the Company reported financial information expressed in millions of U.S. dollars. Comparative figures have been restated in thousands of U.S. dollars, unless otherwise stated.

The Company reclassified $0.5 million increase in restricted cash and cash equivalents from financing activities to investing activities in the Fiscal 2009 Consolidated Statement of Cash Flows.

Valuation and Qualifying Accounts

ZARLINK SEMICONDUCTOR INC.

VALUATION AND QUALIFYING ACCOUNTS

March 25, 2011

(in thousands of U.S. dollars)

		Additions
Description	Balance, Beginning of Period	Charged to expense (recovery)	Charged to revenue	Deductions	Balance, End of Period
Sales Provisions:
Fiscal 2011	$5,514	—	24,328	(24,462)	$5,380
Fiscal 2010	$4,249	—	18,015	(16,750)	$5,514
Fiscal 2009	$2,902	—	14,515	(13,168)	$4,249

Provisions for exit activities:
Fiscal 2011	$625	(4)	—	(395)	$226
Fiscal 2010	$3,845	199	—	(3,419)	$625
Fiscal 2009	$3,917	5,976	—	(6,048)	$3,845

Litigation provisions:
Fiscal 2011	$75	107	—	—	$182
Fiscal 2010	$75	—	—	—	$75
Fiscal 2009	$75	—	—	—	$75

Allowance for doubtful accounts (charged to both trade and other receivables):
Fiscal 2011	$12	12	—	(13)	$11
Fiscal 2010	$632	(235)	—	(385)	$12
Fiscal 2009	$318	694	—	(380)	$632

Warranty Provision:
Fiscal 2011	$85	(75)	—	—	$10
Fiscal 2010	$50	115	—	(80)	$85
Fiscal 2009	$244	15	—	(209)	$50

Inventory Provision:
Fiscal 2011	$8,468	3,023	—	(4,593)	$6,898
Fiscal 2010	$7,635	4,104	—	(3,271)	$8,468
Fiscal 2009	$8,714	3,977	—	(5,056)	$7,635